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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                                   AMENDMENT

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.   2  )*
                                           -----


                       PEDIATRIC SERVICES OF AMERICA INC
         -------------------------------------------------------------
                                (Name of Issuer)

                                    COMMON
              ---------------------------------------------------
                        (Title of Class of Securities)

                                   705323103
                   -----------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

-----------------------                                  ---------------------
  CUSIP NO.                             13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      JOHN GOVETT & CO. LIMITED


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED KINGDOM

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          70,700 SHARES (1.1%)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          70,700 SHARES (1.1%)

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      NIL

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 5 Pages

                                 SCHEDULE 13G
                                   AMENDMENT


ITEM 1.

(a)  Name of Issuer
     --------------

     Pediatric Services of America, Inc.

(b)  Address of Issuer
     -----------------

     3159 Campus Drive
     Norcross, GA 30071


ITEM 2.

(a)  Name of Person Filing
     ---------------------

     John Govett & Co. Limited

(b)  Address of Principal Business Office
     ------------------------------------

     Shackleton House
     4 Battle Bridge Lane
     London  SE1 2HR
     England

(c)  Citizenship
     -----------

     United Kingdom

(d)  Title of Class of Securities
     ----------------------------

     The person filing is a private limited company

(e)  CUSIP Number
     ------------

     N/A

                               Page 3 of 5 Pages

                                 SCHEDULE 13G
                                   AMENDMENT


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON IS A:

X         Investment Advisor registered under section 203 of the Investment
-         Advisors Act of 1940


ITEM 4.   OWNERSHIP

(a)       Amount Beneficially Owned
          -------------------------

          Nil

(b)       Percent of Class
          ----------------

          Nil

(c)       Number of Shares as to which such person has:
          ---------------------------------------------

          (i)   sole power to vote or to direct the vote:

                N/A

          (ii)  shared power to vote or to direct the vote:

                N/A

         (iii)  sole power to dispose or to direct the disposition of:

                N/A

         (iv)   shared power to dispose or to direct the disposition of:

                N/A


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

X        As at December 31, 1996, John Govett & Co. Ltd has ceased to be the
- indirect or direct beneficial owner of more than 5% of the class of securities.


                               Page 4 of 5 Pages

                                 SCHEDULE 13G
                                   AMENDMENT


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE BEING REPORTED ON BY THE PARENT HOLDING COMPANIES

         N/A


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A


ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         11 February 1997

                                    By:  /s/ Brian Lee
                                         ________________________
                                         Brian Lee
                                         Director
                                         John Govett & Co. Limited


                               Page 5 of 5 Pages

                                                   ---------------------------
                                                          OMB APPROVAL
                                                   ---------------------------
                                                   OMB number:       3235-0145
                                                   Expires:  December 31, 1997
                                                   Estimated average burden
                                                   hours per response... 14.90
                                                   ---------------------------




                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                                   AMENDMENT

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.   1  )*
                                           -----


                       PEDIATRIC SERVICES OF AMERICA INC
         -------------------------------------------------------------
                                (Name of Issuer)

                                    COMMON
              ---------------------------------------------------
                        (Title of Class of Securities)

                                   705323103
                   -----------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

-----------------------                                  ---------------------
  CUSIP NO.                             13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      JOHN GOVETT & CO. LIMITED


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED KINGDOM

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          318,800 SHARES (5.8%)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          318,800 SHARES (5.8%)

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      NIL

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 5 Pages

                                 SCHEDULE 13G
                                   AMENDMENT


ITEM 1.

(a)  Name of Issuer
     --------------

     Pediatric Services of America, Inc.

(b)  Address of Issuer
     -----------------

     5834C Peachtree Corners East
     Norcross, GA 30092


ITEM 2.

(a)  Name of Person Filing
     ---------------------

     John Govett & Co. Limited

(b)  Address of Principal Business Office
     ------------------------------------

     Shackleton House
     4 Battle Bridge Lane
     London  SE1 2HR
     England

(c)  Citizenship
     -----------

     United Kingdom

(d)  Title of Class of Securities
     ----------------------------

     The person filing is a private limited company

(e)  CUSIP Number
     ------------

     N/A

                               Page 3 of 5 Pages

                                 SCHEDULE 13G
                                   AMENDMENT


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON IS A:

X         Investment Advisor registered under section 203 of the Investment
-         Advisors Act of 1940


ITEM 4.   OWNERSHIP

(a)       Amount Beneficially Owned
          -------------------------

          Nil

(b)       Percent of Class
          ----------------

          Nil

(c)       Number of Shares as to which such person has:
          ---------------------------------------------

          (i)   sole power to vote or to direct the vote:

                N/A

          (ii)  shared power to vote or to direct the vote:

                John Govett & Co. Limited has the power to vote on 318,800 shares (5.8% of common shares in issue) of securities for which it has indirect beneficial ownership. A Sub-Advisor has the power to vote, under shared discretionary authority, on 238,100 shares (4.3%).

         (iii)  sole power to dispose or to direct the disposition of:

                N/A

         (iv)   shared power to dispose or to direct the disposition of:

                John Govett & Co. Limited has the power to dispose or to direct the disposition of 318,800 shares (5.8% of common shares in issue) of securities for which it has indirect beneficial ownership. A Sub-Advisor has the power to dispose of 238,100 shares (4.3%).


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         N/A


                               Page 4 of 5 Pages

                                 SCHEDULE 13G
                                   AMENDMENT


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE BEING REPORTED ON BY THE PARENT HOLDING COMPANIES

         N/A


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A


ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         February 14, 1996

                                    By:  /s/ Brian Lee
                                         ________________________
                                         Brian Lee
                                         Director
                                         John Govett & Co. Limited


                               Page 5 of 5 Pages